Exhibit 99.1

NEWS BULLETIN	RE:	ORTHOLOGIC CORP.
FROM:		1275 W. Washington St. Tempe, AZ 85281 (602) 286-5520 TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP:
Thomas R. Trotter	Lawrence Delaney Jr.
President/CEO	(714) 734-5000
(602) 286-5500

ORTHOLOGIC COMPLETES ACQUISITION OF CHRYSALIS BIOTECHNOLOGY, INC.

Tempe, Ariz., Friday, August 6, 2004-OrthoLogic Corp. (Nasdaq: OLGC) announced today that it has completed the acquisition of Chrysalis BioTechnology, Inc. (CBI).

Under the terms of the definitive agreement previously announced on April 29, 2004, OrthoLogic paid CBI $2.5 million in cash and issued 3,462,124 shares of OrthoLogic common stock, valued at $25.0 million, for substantially all of CBI’s assets and intellectual property. The transaction will be accounted for as an asset acquisition. Approximately $23.0 million will be expensed as In-Process Research and Development. The remainder of the purchase price and acquisition costs will be allocated to patents and trademarks.

An additional $7.0 million in OrthoLogic common stock will be paid to CBI shareholders upon the occurrence of certain future events, including the acceptance for filing by the U.S. Food and Drug Administration (FDA) of a New Drug Application (NDA) for a Chrysalin-based product. If the trigger is met, the additional $7.0 million will be added to the purchase price. CBI has adopted a plan of liquidation and OrthoLogic, which owns approximately 6.7% of CBI’s outstanding stock, will be entitled to receive its pro rata share of all liquidating distributions.

“We are very pleased to have completed this key strategic acquisition,” said Thomas R. Trotter, president and CEO of OrthoLogic. “CBI’s work in the areas of wound healing, dental repair and cardiovascular repair have shown promising results in pre-clinical studies as well as an initial human clinical trial.”

OrthoLogic cited the following additional benefits resulting from the acquisition:

-	elimination of all future milestone payments;

-	control of the manufacturing process;

-	control of all potential sub-licensing and corporate partnership agreements;

-	reduction of royalty rates;

-	control of the intellectual property rights;

-	important additional scientific expertise.

OrthoLogic Completes Acquisition of Chrysalis BioTechnology, Inc.

Trotter concluded, “With the completion of this acquisition, OrthoLogic has now become a more diversified drug-development company, with potential Chrysalin-based product candidates for a wide variety of unmet medical needs. We believe that the Chrysalin technology represents an exciting new approach to the development of cost-effective solutions for several of the largest medical market opportunities worldwide.”

About OrthoLogic Corp.

OrthoLogic is a drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of product candidates aimed at treating traumatic and chronic orthopedic indications in both bone and soft tissue as well as oral/maxillofacial bone repair, cardiovascular repair and wound healing. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508.

OrthoLogic owns an exclusive license for all worldwide medical indications for the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair indications are in the preclinical planning stage, with preclinical studies planned to initiate in 2004. In non-orthopedic areas, a human clinical trial for chronic diabetic ulcers has been completed. OrthoLogic’s product development pipeline also includes Chrysalin-based product candidates for dental bone formation and myocardial revascularization.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2003 and other documents we file with the Securities and Exchange Commission.

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